EX-11
                THE PROMUS COMPANIES INCORPORATED
                COMPUTATION OF PER SHARE EARNINGS

                                                      First Quarter Ended
                                                  March 31,      March 31,
                                                      1994           1993

 Income before extraordinary items            $ 27,372,000   $ 11,965,000
 Extraordinary items, net                                -     (1,009,000)
                                              ------------   ------------
 Net income                                   $ 27,372,000   $ 10,956,000
                                              ============   ============
 Primary earnings per share (1)
 Weighted average number of common
   shares outstanding                          101,503,574     99,375,771

   Common stock equivalents
     Additional shares based on average
       market price for period
       applicable to:
          Restricted stock                         459,462      1,484,790
          Stock options                            944,198        391,314
                                              ------------   ------------
 Average number of primary common and
   common equivalent shares outstanding        102,907,234    101,251,875
                                              ============   ============
 Primary earnings per common and
   common equivalent share
     Income before extraordinary items               $0.27         $ 0.12
     Extraordinary items                                 -          (0.01)
                                                     -----         ------
     Net income                                      $0.27         $ 0.11
                                                     =====         ======
 Fully diluted earnings per share (1)
 Average number of primary common and
   common equivalent shares outstanding        102,907,234    101,251,875

     Additional shares based on period-
       end price applicable to:
         Restricted stock                           11,618         32,616
         Stock options                                   -        100,635
                                              ------------   ------------
 Average number of fully diluted common
   and common equivalent shares
   outstanding                                 102,918,852    101,385,126
                                              ============   ============
 Fully diluted earnings per common
   and common equivalent share
     Income before extraordinary items               $0.27         $ 0.12
     Extraordinary items                                 -          (0.01)
                                                     -----         ------
     Net income                                      $0.27         $ 0.11
                                                     =====         ======

 (1) March 31, 1993 amounts have been retroactively adjusted for three-for-two stock split approved by Promus' Board of Directors on October 29, 1993.

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